Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

LITHIUM AMERICAS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee (5)
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value per share	457(c) and Rule 457(h)	14,400,737	(2)	$10.94	$157,544,063	0.0001476	$23,254
Fees Previously Paid	-	-	-	-	-	-	-	-	-
Total Offering Amounts							$23,254		$23,254
Total Fees Previously Paid									$0.00
Total Fee Offsets									$0.00
Net Fee Due									$23,254

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 ("Registration Statement") shall also cover any additional common shares (the "Common Shares") of Lithium Americas Corp. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding Common Shares.

(2) Represents Common Shares issuable under the Equity Incentive Plan (Effective October 3, 2023).

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 (c) and (h) of the Securities Act on the basis of the average of the high and low prices for the Common Shares as reported on the NYSE on October 4, 2023.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001476 and the proposed maximum aggregate offering price.

(5) The Registrant does not have any fee offsets.